UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                                   ----------

                                 APRIL 15, 2004
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                      0-9881                54-1162807
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)

P.O. Box 459
Edinburg, VA                                                      22824
(Address of principal executive office)                         (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

Item 9.

The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 as directed by the Securities and Exchange Commission in Release No. 34-47583 and shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                  REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

      EDINBURG, VA, (April 15, 2004) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced unaudited financial results for the first quarter ended March 31, 2004. Income from continuing operations for the quarter was $2.3 million, compared to $1.9 million for the same period in 2003. Total first quarter revenues grew by 11.5% from the same quarter last year, including a 21.2% increase in wireless revenues.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation as discontinued operations. Net income including discontinued operations for the three months ended March 31, 2004 was $2.3 million compared to $24.5 million in the first quarter of 2003.

Overall Highlights

      For the quarter ended March 31, 2004, income from continuing operations was $2.3 million or $0.30 per diluted share, compared to $1.9 million or $0.26 per diluted share in the first quarter of 2003. The Company's total revenues for the first quarter 2004 were $27.8 million, compared to $24.9 million in the first quarter of 2003, an increase of $2.9 million or 11.5%. The Company's revenue growth was driven by an increase in its PCS business. Operating income for the first quarter of 2004 and 2003 was $4.3 million and $4.1 million, respectively. The 2003 first quarter results included $0.4 million of favorable adjustments to prior period estimates, in addition to bad debt recoveries of $0.4 million. Additionally, a reduction in revenue of $0.3 million was recorded in the first quarter of 2004 against telephone access revenue related to revenue recorded in prior periods disputed by interexchange carriers.

      President and CEO, Christopher E. French, commented, "We are pleased with our overall financial results, and achieving our second consecutive quarter of profitability in our PCS subsidiary. We have made great strides in continuing to grow our business and in replacing the financial contribution that our cellular operations contributed prior to its sale in the first quarter of last year. That sale has allowed us to focus all of our wireless efforts on PCS, and earning a reasonable return on our wireless investment."

Wireless Operations

      The Company experienced strong growth in first quarter wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue by $3.2 million compared to the first quarter of 2003, to a total of $18.2 million. The PCS net income was $0.5 million in the first quarter of 2004 compared to a net loss of $0.7 million in the first quarter of 2003. The Company's Sprint retail wireless customer count increased by 4,500, compared to 4,900 in the first quarter of 2003, to approximately 90,000 customers. Wholesale users increased by 3,500, compared to a 1,600 increase in the first quarter of 2003, to approximately 16,000. Wholesale users are added through Sprint's relationship with its wholesale customers. The Company's first quarter churn was 2.2%, down from 2.6% in the first quarter of 2003.

Wireline Operations

      The local telephone operations net income for the first quarter was $1.6 million, a $0.6 million decrease compared to the same quarter last year. The decrease in net income was the result of the Company recording a reduction in revenue of $0.3 million against access revenue in the first quarter related to a dispute by interexchange carriers, the recovery of $0.4 million in the first quarter of 2003 of previously written off bad debt and an increase in 2004 operating expenses. Telephone operations recorded a net gain of 24 access lines in the period to end the quarter at 24,901.

External Investments

      In the quarter ended March 31, 2004, the Company recorded an $18 thousand loss on investments compared to a loss of $0.3 million in the first quarter of 2003. At the end of the quarter, the Company's external investments totaled $7.5 million.

Consolidated Results

      The Company recorded expenses of approximately $0.3 million in the first quarter of 2004 related to the ongoing implementation efforts related to new SEC and NASDAQ requirements as a result of the Sarbanes-Oxley Act. Interest expense decreased $0.2 million from the same quarter last year due to a reduction in debt outstanding. The Company invested $1.6 million in Plant in Service and retired $1.0 million of scheduled debt during the first quarter of 2004. The Company had cash and cash equivalents of $33.1 million as of the end of the quarter. The Company's debt/equity ratio was 38.9% at March 31, 2004; and debt as a percent of total assets was 22.6%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable television, Internet access, interexchange facilities, and PCS services, along with many other associated services, to the four-state region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Balance Sheets                             March 31,      December 31,
                                                       2004             2003
                                                     ---------      ------------
Cash and cash equivalents                            $  33,138        $  28,696
Other current assets                                    11,984           12,267
Total securities and investments                         7,464            7,467
Property, plant and equipment                          200,853          199,692
  Less accumulated depreciation                        (75,974)         (72,006)
                                                     ---------        ---------
Net property, plant and equipment                      124,879          127,686
Other assets, net                                        9,293            9,248
                                                     ---------        ---------
   Total assets                                      $ 186,758        $ 185,364
                                                     =========        =========

Current liabilities, exclusive of current
maturities of $4,257 and $4,230, respectively        $  11,289        $  11,566
Long and short-term debt                                42,301           43,346
Total other liabilities                                 24,496           24,244
Total stockholders' equity                             108,672          106,208
                                                     ---------        ---------
   Total liabilities and stockholders' equity        $ 186,758        $ 185,364
                                                     =========        =========

SHENANDOAH
TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)

Condensed Statements of Income
(In thousands, except per share amounts)                  Three months ended
                                                               March 31,
                                                          2004           2003
                                                        --------       --------
Operating Revenues-Wireless                             $ 18,953       $ 15,634
                  -Wireline                                7,149          7,639
                  -Other                                   1,707          1,674
                                                        --------       --------
   Total operating revenue                                27,809         24,947
Cost of goods and services                                 2,960          2,289
Network operating costs                                    8,341          8,046
Depreciation                                               4,337          4,021
Selling, general and administrative                        7,887          6,441
                                                        --------       --------
   Total operating expenses                               23,525         20,797
                                                        --------       --------
Operating income                                           4,284          4,150
Interest expense                                            (797)          (954)
Other income (expense)                                       206           (124)
Income tax provision                                      (1,380)        (1,141)
                                                        --------       --------
Income from continuing operations                          2,313          1,931

Discontinued operations, net of income taxes                  --         22,628

Cumulative effect of a change in accounting,
net of income taxes                                           --            (76)
                                                        --------       --------

   Net income                                           $  2,313       $ 24,483
                                                        ========       ========

Net earnings per share, basic
          Continuing operations                         $   0.30       $   0.26
          Discontinued operations, net of
            income taxes                                      --           2.99
          Cumulative effect of a change in
            accounting, net of taxes                          --          (0.01)
                                                        --------       --------
          Total                                         $   0.30       $   3.24
                                                        ========       ========

Net earnings per share, diluted
          Continuing operations                         $   0.30       $   0.26
          Discontinued operations, net of
            income taxes                                      --           2.98
          Cumulative effect of a change in
            accounting, net of taxes                          --          (0.01)
                                                        --------       --------
          Total                                         $   0.30       $   3.23
                                                        ========       ========

                                     #######

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

            SHENANDOAH TELECOMMUNICATIONS COMPANY
            (Registrant)


            April 16, 2004      /S/ EARLE A. MACKENZIE
                                -----------------------------
                                      Earle A. MacKenzie
                                      Chief Financial Officer